Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated September 27, 2011, on the consolidated financial statements of Propanc Health Group Corporation and Subsidiary (A Development Stage Company) at June 30, 2011 and 2010 and for each of the two years in the period ended June 30, 2011, and for the period from October 15, 2007 (Inception) through June 30, 2011, included herein on the registration statement of Propanc Health Group Corporation on Form S-1 Post-Effective Amendment No. 1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 29, 2012